Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2014 relating to the financial statements, which appears in Springleaf Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and our report dated April 30, 2014 relating to the financial statement schedule which appears in Springleaf Holdings, Inc.’s Annual Report on Form 10-K/A (Amendment No.1) for the year ended December 31, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
November 20, 2014